Exhibit 99.1

Audited Temple-Inland Inc. and subsidiaries consolidated financial statements as of December 31, 2011 and report of independent auditors.

Report of Independent Auditors

To the Members of Management of Temple-Inland Inc.:

We have audited the accompanying consolidated balance sheet of Temple-Inland Inc. as of December 31, 2011, and the related consolidated statements of income, shareholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Temple-Inland Inc. as of December 31, 2011, and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Ernst & Young LLP

February 27, 2012

TEMPLE-INLAND INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(In millions)

Year-End 2011
ASSETS
Current Assets
Cash and cash equivalents	$44
Trade receivables, net of allowance for doubtful accounts of $15 million	474
Inventories:
Work in process and finished goods	96
Raw materials	227
Supplies and other	151

Total inventories	474
Deferred tax asset	122
Income taxes receivable	14
Prepaid expenses and other	39

Total current assets	1,167
Property and Equipment
Land and buildings	717
Machinery and equipment	3,723
Construction in progress	81
Less allowances for depreciation	(2,874)

Total property and equipment	1,647
Financial Assets of Special Purpose Entities	2,475
Goodwill	394
Other Assets	261

TOTAL ASSETS	$5,944

LIABILITIES
Current Liabilities
Accounts payable	$223
Accrued employee compensation and benefits	151
Accrued interest	15
Accrued property taxes	12
Other accrued expenses	132
Current portion of long-term debt	130
Current portion of pension and postretirement benefits	14

Total current liabilities	677
Long-Term Debt	500
Nonrecourse Financial Liabilities of Special Purpose Entities	2,140
Deferred Tax Liability	685
Liability for Pension Benefits	479
Liability for Postretirement Benefits	101
Other Long-Term Liabilities	394

TOTAL LIABILITIES	4,976

SHAREHOLDERS’ EQUITY
Temple-Inland Inc. Shareholders’ Equity
Preferred stock — par value $1 per share: authorized 25,000,000 shares; none issued	—
Common stock — par value $1 per share: authorized 200,000,000 shares; issued 123,605,344 shares, including shares held in the treasury	124
Additional paid-in capital	393
Accumulated other comprehensive loss	(336)
Retained earnings	1,206
Cost of shares held in the treasury: 13,787,736 shares	(511)

Total Temple-Inland Inc. shareholders’ equity	876
Noncontrolling Interest of Special Purpose Entities	92

TOTAL SHAREHOLDERS’ EQUITY	968

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,944

TEMPLE-INLAND INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

(In millions except per share)

For the Year 2011

NET REVENUES	$3,961

COSTS AND EXPENSES
Cost of sales	(3,465)
Selling	(110)
General and administrative	(185)
Other operating income (expense)	(64)

(3,824)

OPERATING INCOME	137
Other non-operating income (expense)	(5)
Interest income on financial assets of special purpose entities	5
Interest expense on nonrecourse financial liabilities of special purpose entities	(19)
Interest expense on debt	(44)

INCOME BEFORE TAXES	74
Income tax expense	(31)

NET INCOME	43
Net (income) loss attributable to noncontrolling interest of special purpose entities	—

NET INCOME ATTRIBUTABLE TO TEMPLE-INLAND INC.	$43

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	109.0
Diluted	111.3

EARNINGS PER SHARE
Basic	$0.40

Diluted	$0.39

DIVIDENDS PER SHARE	$0.52

Please read the notes to consolidated financial statements.

TEMPLE-INLAND INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(In millions)

For the Year 2011
CASH PROVIDED BY (USED FOR) OPERATIONS
Net income	$43
Adjustments:
Depreciation and amortization	194
Impairments	8
Loss related to purchase and retirement of long-term debt	4
Write-off of fees related to special purpose entities	2
Non-cash share-based and long-term incentive compensation	61
Cash payment for share-based awards settled	(17)
Non-cash pension and postretirement expense	69
Cash contribution to pension and postretirement plans	(18)
Deferred income taxes	16
Earnings of joint ventures	(2)
Dividends from joint ventures	4
Other	1
Changes in:
Receivables	(9)
Inventories	8
Accounts payable and accrued expenses	14
Prepaid expenses and other	(11)

367

CASH PROVIDED BY (USED FOR) INVESTING
Capital expenditures	(228)
Sale of non-strategic assets and operations and proceeds from sale of property and equipment	9
Investment in joint ventures	(2)
Other	(7)

(228)

CASH PROVIDED BY (USED FOR) FINANCING
Payments of debt	(54)
Borrowings under accounts receivable securitization facility, net	(13)
Borrowings under revolving credit facility, net	(25)
Changes in book overdrafts	(8)
Fees, related to special purpose entities and other debt	7
Cash dividends paid to shareholders	(57)
Exercise of stock options	24
Tax benefit on share-based compensation	6

(120)

Effect of exchange rate changes on cash and cash equivalents	(3)

Net increase in cash and cash equivalents	16
Cash and cash equivalents at beginning of year	28

Cash and cash equivalents at year-end	$44

Please read the notes to consolidated financial statements.

TEMPLE-INLAND INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

(In millions)

	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Income/(Loss)	Retained Earnings	Treasury Stock	Non- Controlling Interest	Total
Balance at year-end 2010	$124	$426	$(257)	$1,220	$(584)	$92	$1,021
Comprehensive income (loss), net of tax:
Net income	—	—	—	43	—	—	43
Defined benefit plans	—	—	(68)	—	—	—	(68)
Foreign currency translation adjustment	—	—	(11)	—	—	—	(11)

Comprehensive loss for the year 2011							(36)

Dividends paid on common stock — $0.52 per share	—	—	—	(57)	—	—	(57)
Share-based compensation, net of distributions — 5,484 net shares	—	10	—	—	—	—	10
Exercise of stock options — 1,860,937 net shares	—	(49)	—	—	73	—	24
Tax benefit from exercise of stock options	—	6	—	—	—	—	6

Balance at year-end 2011	$124	$393	$(336)	$1,206	$(511)	$92	$968

Please read the notes to consolidated financial statements.

TEMPLE-INLAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Summary of Significant Accounting Policies

Basis of Presentation

Our consolidated financial statements include the accounts of Temple-Inland Inc., its subsidiaries and special purpose and variable interest entities of which we are the primary beneficiary. We account for our investment in other ventures under the equity method.

We prepare our financial statements in accordance with generally accepted accounting principles, which require us to make estimates and assumptions about future events. Actual results can, and probably will, differ from those we currently estimate. We eliminate all material intercompany accounts and transactions.

Our fiscal year ends on the Saturday closest to December 31, which from time to time means that a fiscal year will include 53 weeks instead of 52 weeks. Fiscal year 2011 had 52 weeks, and ended December 31, 2011.

We translate the balance sheets of our international operations where the functional currency is other than the U.S. dollar into U.S. dollars at year-end exchange rates. We include adjustments resulting from financial statement translation in other comprehensive income.

As discussed in Note 3, on February 13, 2012, the company completed the merger with International Paper Company.

Allowance for Doubtful Accounts

We estimate future probable losses of our current trade receivables and establish an allowance for doubtful accounts based on our historical experience and any specific customer collection issues identified during our evaluation.

Activity in our allowance for doubtful accounts is as follows:

For the Year 2011
(In millions)
Balance at beginning of year	$16
Provision for doubtful accounts, included in selling expense	—
Accounts charged-off, net of recoveries	(1)

Balance at year-end	$15

Asset Retirement and Environmental Obligations

We recognize legal obligations associated with the retirement of long-lived assets when the obligation is incurred. We record the estimated present value of the retirement obligation and increase the carrying value of the long-lived asset by a like amount. Over time, we accrete or increase the liability to its settlement value and we depreciate or decrease the asset to zero. When we settle the obligation we recognize a gain or loss for any difference between the settlement amount and the then recorded obligation.

Our asset retirement obligations consist principally of costs to remediate landfills we operate.

Many of our manufacturing facilities contain asbestos and lead paint. We are currently not required to remove any of these materials, but we could be required to do so in the future if we were to demolish or undertake major renovations of these facilities. At this time we have no such plan, which makes it impractical to estimate the fair value of any related asset retirement obligations. Accordingly, a liability has not been recognized for these asset retirement obligations.

In addition, we record environmental remediation liabilities on an undiscounted basis when environmental assessments or remediation are probable and we can reasonably estimate the cost.

TEMPLE-INLAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

We review our estimates when new information is obtained or circumstances change and make appropriate adjustments to our obligations, when necessary.

Cash and Cash Equivalents

Cash and cash equivalents include cash and other short-term instruments with original maturities of three months or less.

Fair Value Measurements

Financial instruments for which we did not elect the fair value option include cash and cash equivalents, accounts receivable, other current assets, accounts payable, other current liabilities, long-term debt, and financial assets and nonrecourse financial liabilities of special purpose entities. With the exception of long-term debt, the carrying amounts of these financial instruments approximate their fair values due to their short-term nature or variable interest rates.

Goodwill and Other Intangible Assets

We do not amortize goodwill and other indefinite lived intangible assets. Instead, we measure these assets for impairment annually as of the beginning of the fourth quarter of each year and at other times if events or circumstances indicate that impairment might exist. We first assess qualitative factors to determine whether the existence of events or circumstances leads us to determine that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If we determine it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary. However, if we determine otherwise, then we perform the first step of the two-step impairment test by calculating the fair value of the reporting unit and comparing the fair value with the carrying amount of the reporting unit. If the carrying amount of a reporting unit exceeds its fair value, then we perform the second step of the goodwill impairment test to measure the amount of the impairment loss. Since testing the annual impairment at the beginning of fourth quarter 2011, there were no changes in the composition of our reporting units or in our operations to indicate that it was likely that there had been any significant deterioration in the estimated fair value of our reporting units. Therefore, we did not test goodwill for impairment at year-end 2011.

We measure goodwill for impairment at the segment level for corrugated packaging and at the reporting unit level for building products. To estimate fair value we use discounted cash flow models, which require us to estimate the amount and timing of future cash flows. Other key assumptions include product pricing, raw material costs and discount rate, which are based on a weighted average cost of capital adjusted for market risk premiums.

Intangible assets with finite useful lives are amortized over their estimated lives. We capitalize purchased software costs as well as the direct internal and external costs associated with software we develop for our own use. We amortize these capitalized costs using the straight-line method over estimated useful lives ranging from three to seven years.

Impairment of Long-Lived Assets

We review long-lived assets held for use for impairment when events or circumstances indicate that their carrying value may not be recoverable. Impairment exists if the carrying amount of the long-lived asset is not recoverable from the undiscounted cash flows expected from its use and eventual disposition. We determine the amount of the impairment loss by comparing the carrying value of the long-lived asset to its estimated fair value. In the absence of quoted market prices, we determine estimated fair value generally based on the present value of future probability weighted cash flows expected from the use and eventual disposition of the long-lived asset. We carry assets held for sale at the lower of carrying value or estimated fair value less costs to sell.

Income Taxes

We provide deferred income taxes using current tax rates for temporary differences between the financial accounting carrying value of assets and liabilities and their tax accounting carrying values. We recognize and value income tax exposures for the various taxing jurisdictions where we operate based on tax laws, tax elections, commonly accepted tax positions, and management estimates. We include tax penalties and interest in income tax expense.

TEMPLE-INLAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Inventories

We carry inventories at the lower of cost or market. We determine cost using the average cost method, which approximates the first-in, first-out method.

We value non-monetary exchanges of similar inventory at carrying value of the inventory given up instead of the fair value of the inventory received. Our corrugated packaging segment enters into these agreements that generally represent the exchange of linerboard we manufacture for corrugating medium manufactured by others. We include these exchanges in cost of sales.

Pension and Postretirement Plans

We recognize the funded status of our pension plans as assets or liabilities in our consolidated financial statements. The funded status is the difference between our projected benefit obligation and fair value of plan assets.

Property and Equipment

We carry property and equipment at cost less accumulated depreciation. We capitalize the cost of significant additions and improvements, and we expense the cost of repairs and maintenance, including planned major maintenance. We capitalize interest costs incurred on major construction projects. We depreciate these assets using the straight-line method over their estimated useful lives as follows:

	Estimated Useful Lives	Carrying Value at Year-End 2011
		(In millions)
Land and land improvements	N/A	$46
Buildings and building improvements	10 to 40 years	297
Machinery and equipment:
Paper machines	5 to 25 years	655
Mill equipment	5 to 25 years	54
Converting equipment	5 to 25 years	477
Other production equipment	5 to 25 years	4
Transportation equipment	3 to 20 years	24
Office and other equipment	2 to 10 years	9
Construction in progress	N/A	81

		$1,647

We include in property and equipment $31 million of assets subject to capital leases. We depreciate these assets and any improvements to leased assets using the straight-line method over the shorter of their lease term or their estimated useful lives. We expense operating leases ratably over the lease term.

Revenue Recognition

We recognize product revenue upon passage of title, which occurs at the time the product is delivered to the customer, the price is fixed and determinable, and we are reasonably sure of collection. Our revenues are reported net of allowances, rebates and discounts. Customer rebates are determined based on contract terms and are recorded at time of sale. Allowances for estimated returns are based on our historical experience. Other revenue, which is not significant, is recognized when the service has been performed, the value is determinable, and we are reasonably sure of collection.

We include the amounts billed to customers for shipping in net revenues and the related costs in cost of sales.

TEMPLE-INLAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

We exclude from revenue, amounts we collect from customers that represent sales tax or other taxes that are based on the sale. These amounts are included in other accrued expenses until paid.

Share-Based and Long-Term Incentive Compensation

We account for share-based compensation using the Black-Scholes-Merton option-pricing model for stock options and the grant date or period-end fair value of our common stock for all other awards. We generally expense these share-based and long-term incentive awards over the vesting period or earlier based on retirement eligibility criteria.

Special Purpose and Variable Interest Entities

We consolidate special purpose and variable interest entities if we determine that we are the primary beneficiary.

Note 2 — Accounting Pronouncements

In fourth quarter 2011, we early adopted Accounting Standards Update (ASU) 2011-08, an amendment to Accounting Standards Codification (ASC) 350, Intangibles-Goodwill and Other, which allows an entity to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. Adoption did not have an effect on our earnings or financial position.

We have evaluated all other recently issued accounting pronouncements and believe that none of these accounting pronouncements will have a material effect on our earnings or financial position.

Note 3 — Merger Agreement

On September 6, 2011, we entered into an Agreement and Plan of Merger (Merger Agreement) with International Paper Company (IP), under which IP will acquire all of our outstanding common stock for $32.00 per share in cash. The Merger Agreement was unanimously approved by both our and IP’s Board of Directors.

At a special meeting on December 7, 2011, our stockholders approved the adoption of the Merger Agreement. On February 10, 2012 the Department of Justice approved the merger with certain asset divestiture requirements and on February 13, 2012 the merger was completed.

In connection with these matters, we expensed $20 million of professional and other fees in 2011. In addition, we have incurred costs of about $190 million in 2012 principally related to additional professional fees, accelerated vesting of share-based and long-term incentive compensation, and change of control agreements. A significant portion of this cost will be addressed in IP’s purchase accounting. We expect to incur significant additional costs related to change of control agreements and severance, which we cannot reasonably estimate until the integration of the companies is completed.

Note 4 — Goodwill and Other Intangible Assets

Carrying value of goodwill and capitalized software, our other intangible asset, follows:

At Year-End 2011
(In millions)
Goodwill	$394
Capitalized software and other intangibles, included in other assets	5

Amortization expense related to capitalized software and other finite lived intangibles included in cost of sales and general and administrative expense was $5 million in 2011.

TEMPLE-INLAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Amortization expense related to existing capitalized software and other intangibles for each of the next five years is expected to be:

	For the Year
	2012	2013	2014	2015	2016
	(In millions)
Amortization of existing capitalized software and other intangibles	$2	$1	$1	$1	$—

Note 5 — Long-Term Debt

Long-term debt consists of:

At Year-End 2011
(In millions)
Borrowings under bank credit agreements — average interest rate of 1.93%	$—
Accounts receivable securitization facility — average interest rate of 1.57%	140
7.875% Senior Notes, payable in 2012, net of discounts	130
6.375% Senior Notes, payable in 2016, net of discounts	114
6.625% Senior Notes, payable in 2018, net of discounts	230
Revenue bonds, payable through 2023 — average interest rate of 6.56%	16

630
Less current portion of long-term debt	130

$500

At year-end 2011, we had $680 million in committed credit agreements, which includes a $600 million revolving credit facility that matures in June 2014 and $80 million of other committed credit agreements that mature in 2014. In September 2011, we entered into amendments of our committed credit agreements so that entering into the Merger Agreement did not result in a default. At year-end 2011, we had $5 million of letters of credit usage under our revolving credit facility. Our unused capacity under these facilities was $675 million at year-end 2011. As a result of the completion of the merger with IP on February 13, 2012 these credit agreements were terminated.

At year-end 2011, we had a $250 million accounts receivable securitization facility that expires in 2013. Under this facility, a wholly-owned, bankruptcy-remote subsidiary purchases, on an on-going basis, substantially all our trade receivables. As we need funds, the subsidiary draws under its revolving credit arrangement, pledges the trade receivables as collateral, and remits the proceeds to us. In the event of liquidation of the subsidiary, its creditors would be entitled to satisfy their claims from the subsidiary’s pledged receivables prior to distributions back to us. We include this subsidiary in our consolidated financial statements. At year-end 2011, the subsidiary owned $383 million in net trade receivables against which it had borrowed $140 million. At year-end 2011, the unused capacity under this facility was $110 million. The borrowing base, which is determined by the level of our trade receivables, may be below the maximum committed amount of the facility in periods when the balance of our trade receivables is low. At year-end 2011, the borrowing base was $250 million, the maximum committed amount of the facility. In connection with the completion of the merger with IP on February 13, 2012, the accounts receivable securitization agreement was amended to mature on February 13, 2013.

In 2011, we recognized a loss of $4 million associated with the purchase and retirement of $50 million of our 7.875% Senior Notes due 2012.

Maturities of our debt during the next five years are:

	For the Year
	2012	2013	2014	2015	2016	Thereafter
	(In millions)
Maturities of debt	$130	$140	$—	$5	$114	$241

We capitalize and deduct from interest expense interest incurred on major construction and information technology projects. Capitalized interest on major projects was less than $1 million in 2011. Interest paid on long-term debt was $43 million in 2011.

TEMPLE-INLAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 6 — Variable Interest Entities

Financial Assets and Nonrecourse Financial Liabilities of Special Purpose Entities

In October 2007, we sold 1.55 million acres of timberland for $2.38 billion. The total consideration consisted almost entirely of notes due in 2027 issued by the buyer of the timberland, which we contributed to two wholly-owned, bankruptcy-remote special purpose entities formed by us. The notes are secured by $2.38 billion of irrevocable letters of credit issued by three banks, which are required to maintain minimum credit ratings on their long-term debt. The letters of credit are secured by the buyer’s long-term deposit with the banks of $2.38 billion of cash and cash equivalents. The notes require quarterly interest payments based on variable interest rates that reset quarterly (0.47 percent at year-end 2011). Average interest rate on these notes receivable was 0.34 percent for 2011. We recognized interest income of $8 million on these notes receivable in 2011. We received interest payments of $8 million on these notes receivable in 2011.

In December 2007, our two wholly-owned special purpose entities borrowed $2.14 billion. The loans are repayable in 2027 and are secured only by the $2.38 billion of notes and the irrevocable letters of credit securing the notes and are nonrecourse to us. The loan agreements provide that if a credit rating of any of the banks issuing the letters of credit is downgraded below the required minimum, the letters of credit issued by that bank must be replaced within 30 days with letters of credit from another qualifying financial institution. The borrowings require quarterly interest payments based on variable interest rates that reset daily (0.90 percent at year-end 2011). Average interest rate on these notes payable was 0.86 percent for 2011. We recognized interest expense of $19 million on these nonrecourse loans in 2011. We paid $19 million of interest on these nonrecourse loans in 2011.

The buyer of the timberland issued the $2.38 billion in notes from its wholly-owned, bankruptcy-remote special purpose entities. The buyer’s special purpose entities held the timberland from the transaction date until November 2008, at which time the timberland was transferred out of the buyer’s special purpose entities. Due to the transfer of the timberland, we evaluated the buyer’s special purpose entities and determined that they were variable interest entities and that we were the primary beneficiary. As a result, in 2008 we began consolidating the buyer’s special purpose entities.

We include the assets and liabilities of these special purpose entities in our consolidated balance sheets under the captions, “Financial Assets of Special Purpose Entities” and “Nonrecourse Financial Liabilities of Special Purpose Entities.” We include the results of operations of these special purpose entities in our consolidated statements of income under the captions, “Interest income on financial assets of special purpose entities” and “Interest expense on nonrecourse financial liabilities of special purpose entities.”

On August 11, 2011, the buyer of the timberland and we agreed to have Rabobank Nederland (Rabobank), one of the existing letter of credit banks, issue letters of credit in a voluntary substitution for Royal Bank of Scotland PLC (RBS) as a letter of credit issuer in the transaction. In connection with this voluntary substitution, we paid fees of $1 million to RBS and received an upfront fee of $7 million from Rabobank. If Rabobank’s long-term unsecured senior debt were no longer rated at least A+ by Standard & Poor’s and at least A1 by Moody’s, we have agreed to refund to Rabobank on the date of the downgrade the unamortized upfront fees less about $2 million. We will amortize the upfront fee that we received, net of legal expenses incurred, over the term of the letter of credit agreement.

On January 23, 2012, the credit ratings of Société Genéralé were downgraded below the required minimums. As a result, on February 13, 2012, we terminated our agreement with Société Genéralé, and replaced the letters of credit totaling $506 million issued by Société Genéralé with letters of credit issued by N.V. Bank Nederlandse Gemeenten (BNG). In connection with this transaction, we paid fees of $3 million to Société Genéralé, and received an upfront fee of $2 million from BNG, and incurred legal and other expenses of $1 million. Fees paid to Société Genéralé will be recognized as non-operating expense in first quarter 2012. If BNG’s long-term unsecured senior debt were no longer rated at least A+ by Standard and Poor’s and at least A1 by Moody’s, we have agreed to refund to BNG on the date of the downgrade the unamortized upfront fees. We will amortize the upfront fee that we received, net of legal expenses incurred, over the term of the letter of credit agreement.

TEMPLE-INLAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Following these substitutions, the letters of credit issuers are now Rabobank, which has issued letters of credit totaling about $1.4 billion, and Barclays Bank plc and BNG, each of which has issued letters of credit totaling about $500 million.

In 2010, we entered into two separate three-year agreements, one with JP Morgan Chase Bank, National Association and one with Crédit Agricole Corporate and Investment Bank whereby each of these banks agreed to issue up to $1.4 billion in irrevocable letters of credit in substitution for letters of credit issued by a bank whose credit ratings were reduced below the required minimums. For each agreement, we paid an upfront fee, which was being amortized over the three-year term of the agreement, and also agreed to pay a quarterly fee on the unused commitment.

In 2011, the credit ratings of Crédit Agricole and J.P. Morgan Chase Bank, National Association were downgraded below the required minimum to issue letters of credit to secure the notes related to the sale of our timberland. As a result, we terminated these agreements and were refunded a pro-rata portion of the unamortized upfront commitment fee and quarterly fee on the unused commitments.

Since these agreements protected the value of the $2.38 billion in notes, we recognized their costs as a reduction to “Interest income on financial assets of special purpose entities” in our consolidated statements of income. The aggregate expense related to the amortization of the upfront fees and the quarterly fees totaled about $3 million in 2011. Our 2011 non-operating income (expense) includes $1 million of expense related to the voluntary substitution and $1 million of expense related to the termination of our three-year agreements.

Particleboard and Medium Density Fiberboard Facility Lease

In 1999, we entered into an agreement to lease particleboard and medium density fiberboard facilities in Mt. Jewett, Pennsylvania. The lease is for 20 years and includes fixed price purchase options in 2014 and at the end of the lease. The option prices were intended to approximate the estimated fair values of the facilities at those dates and do not represent a guarantee of the facilities’ residual values. After exhaustive efforts, we were unable to determine whether the lease is with a variable interest entity or if there is a primary beneficiary because the unrelated third-party lessor will not provide the necessary financial information. We account for the lease as an operating lease, and at year-end 2011 our financial interest was limited to our obligation to make the remaining $96 million of contractual lease payments, approximately $12 million per year. In 2007, we recorded an impairment charge for the portion of the long-term operating lease related to the particleboard facility. As a result, $43 million of our future operating lease payments are included on our balance sheet at year-end 2011.

Note 7 — Asset Retirement and Environmental Obligations

Our asset retirement and environmental obligations are:

At Year-End 2011
(In millions)
Asset retirement obligations	$13
Accrued environmental obligations	2

Total asset retirement and environmental obligations	$15

All of our asset retirement and environmental obligations are classified as other long-term liabilities.

TEMPLE-INLAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

A reconciliation of the beginning and ending aggregate carrying amount of asset retirement obligations follows:

For the Year 2011
(In millions)
Beginning of year	$11
Accretion expense	1
Revisions in estimated cash flows	1
Liabilities settled	—

Balance at year-end	$13

Note 8 — Shareholders’ Equity

Capital Stock

In 2006 and 2007, our Board of Directors approved repurchase programs aggregating 11.0 million shares. As of year-end 2011, we had purchased 4.4 million shares under these programs resulting in 6.6 million shares remaining to be purchased. We did not purchase any shares under these programs in 2011.

Accumulated Other Comprehensive Income (Loss)

The components of and changes in accumulated other comprehensive income (loss) were:

	For the Year 2011
	Defined Benefit Plans	Foreign Currency Translation Adjustment	Total
	(In millions)
Balance at beginning of year	$(228)	$(29)	$(257)

Changes during the year	(109)	(13)	(122)
Deferred taxes on changes	41	2	43

Net change	(68)	(11)	(79)

Balance at year-end	$(296)	$(40)	$(336)

Note 9 — Pension and Postretirement Plans

Pension and postretirement plans expense consists of:

For the Year 2011
(In millions)
401(k) plan match	$19
Defined benefit, excluding expense related to payments of lump-sum benefits from our supplemental defined benefit plan	60
Postretirement medical	6

$85

Our 401(k) plans cover substantially all employees and are fully funded.

Our defined benefit plan covers substantially all employees. Salaried and nonunion hourly employee benefits are based on compensation and years of service, while union hourly plans are based on negotiated benefits and years of service. Our policy is to fund our qualified defined benefit plan on an actuarial basis to accumulate assets sufficient to meet the benefits to be paid in accordance with ERISA requirements. However, from time to time we have made voluntary, discretionary contributions. Our supplemental defined benefit plan is unfunded.

TEMPLE-INLAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Our postretirement medical plan provides medical benefits to eligible salaried and hourly employees who begin drawing retirement benefits immediately after termination of employment. Our postretirement plan provides for medical coverage, including a prescription drug subsidy, for certain participants. We fund postretirement plan benefits as paid. The estimated future postretirement plan liability is unfunded.

Additional information about our defined benefit and postretirement medical plans follows.

Obligations and Funded Status

A summary of the changes in the benefit obligation, plan assets, and funded status follows:

	For the Year 2011
	Defined Benefits			Postretirement
	Qualified	Supplemental	Total	Benefits
	(In millions)
Benefit obligation at beginning of year	$(1,559)	$(32)	$(1,591)	$(121)
Service cost	(26)	(1)	(27)	(1)
Interest cost	(80)	(2)	(82)	(6)
Actuarial gain (loss)	(266)	(17)	(283)	9
Benefits paid by the plan	81	—	81	12
Lump-sum settlements	—	8	8	—
Medicare subsidies	—	—	—	(1)
Participant contributions	—	—	—	(1)

Benefit obligation at year-end	(1,850)	(44)	(1,894)	(109)

Fair value of plan assets at beginning of year	1,278	—	1,278	—
Actual return	212	—	212	—
Benefits paid by the plan	(81)	—	(81)	(12)
Lump-sum settlements	—	(8)	(8)	—
Medicare subsidies	—	—	—	1
Contributions we made	—	8	8	10
Participant contributions	—	—	—	1

Fair value of plan assets at year-end	1,409	—	1,409	—

Funded status at year-end	$(441)	$(44)	$(485)	$(109)

Assets and (liabilities) included in the consolidated balance sheet and reconciliation to funded status follows:

	At Year-End 2011
	Defined Benefits	Postretirement Benefits
	(In millions)
Liability/funded status	$(485)	$(109)
Accumulated other comprehensive loss:
Unrecognized net loss	$466	$2
Unrecognized prior service cost	17	—

Total accumulated other comprehensive loss	$483	$2

Plan Assets

Our defined benefit investment strategies have been developed as part of a comprehensive asset/liability management process that considers the interaction between assets and liabilities of the plan. These strategies consider not only the expected risk and returns on plan assets, but also the detailed actuarial projections of liabilities as well as plan-level objectives such as projected contributions, expense, and funded status.

TEMPLE-INLAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Our asset allocation strategy matches the duration of about 81 percent of our pension assets to our pension liabilities and also matches the overall credit quality of the pension assets to the implied credit quality of the yield curve used to discount our liabilities. This matched approach reduces the volatility of our defined benefit expense and our funding requirements. The remaining plan assets are targeted to be invested in assets that provide market exposure to mitigate the effects of inflation, mortality and actuarial risks. The defined benefit plan weighted-average asset allocations and the range of target allocations follow:

	Range of Target Allocations	Percentage of Plan Assets at Year-End 2011
Asset category:
Debt securities	78-88%	81%
Equity securities	10-15%	12
Real estate	0-7%	7

		100%

Equity securities include 591,896 shares of Temple-Inland common stock totaling $19 million or 1.3 percent of total plan assets at year-end 2011.

The fair value of our qualified defined benefit plan assets for each valuation hierarchy (See Note 17) is as follows:

	At Year-End 2011
	(In millions)
	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$—	$21	$—	$21
Debt securities:
Corporate bonds	—	721	—	721
Government securities	—	355	—	355
Mortgage-backed securities	—	3	—	3
Other fixed income	—	42	—	42
Equity securities	22	146	—	168
Private equity	—	—	5	5
Real estate	—	—	96	96

Fair value of qualified defined benefit plan assets	$22	$1,288	$101	1,411

Adjustment for receivables and payables, net				(2)

				$1,409

Level 3 defined benefit plan assets principally consists of real estate partnership and private equity investments, which are not readily marketable and are valued by the general partners. A summary of changes in the fair value of our Level 3 assets follows:

	For the Year 2011
	Private Equity	Real Estate
	(In millions)
Fair value beginning of year	$7	$77
Unrealized gains (losses)	—	9
Purchases	—	13
Sales	(2)	(3)

Fair value at year-end	$5	$96

TEMPLE-INLAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Accumulated Benefit Obligation

The accumulated benefit obligation of our defined benefit plan represents the present value of benefits earned without regard to projected future compensation increases. Our defined benefit plans have an accumulated benefit obligation in excess of plan assets as follows:

At Year-End 2011
(In millions)
Projected benefit obligation	$(1,894)

Accumulated benefit obligation	$(1,826)
Fair value of plan assets	1,409

Excess of accumulated benefit obligation over fair value of plan assets	$(417)

Excess of accumulated benefit obligation over fair value of plan assets consists of:
Qualified plan	$(378)
Supplemental plan	(39)

$(417)

Components of Net Periodic Benefit Expense and Other Amounts Recognized in Other Comprehensive Income

	For the Year 2011
	Defined Benefits	Postretirement Benefits
	(In millions)
Net periodic benefit expense:
Service costs — benefits earned during the year	$27	$1
Interest cost on benefit obligation	82	6
Expected return on plan assets	(75)	—
Amortization of prior service costs	5	(1)
Amortization of actuarial net loss	21	—

Total net periodic benefit expense	60	6
Amounts recognized in other comprehensive income, pre-tax	117	(8)

Total recognized in net periodic benefit expense and other comprehensive income, pre-tax	$177	$(2)

In addition, we recognized expense of $3 million in 2011 related to payments of lump-sum benefits from our supplemental defined benefit plan.

Assumptions

The assumptions we used to determine our defined benefit and postretirement obligations were:

	At Year-End 2011
	Defined Benefits	Postretirement Benefits
Discount rate	4.17%	3.91%
Expected rate of return on plan assets	5.38%	—
Rate of compensation increase	3.80%	—

TEMPLE-INLAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The assumptions we used to determine our annual net periodic benefit expense were:

	For the Year 2011
	Defined Benefits	Postretirement Benefits
Discount rate	5.28%	4.78%
Expected rate of return on plan assets	6.00%	—
Rate of compensation increase	3.10%	—

The discount rate we use to determine the present value of the benefit obligation is the Citigroup Pension Discount Curve. We believe the use of the Citigroup Pension Discount Curve reasonably reflects changes in the present value of our defined benefit plan obligation because each year’s cash flow is discretely discounted at a rate at which it could effectively be settled.

The expected long-term rate of return on plan assets is an assumption we make reflecting the anticipated weighted average rate of earnings on the plan assets over the long-term. In selecting that rate particular consideration is given to our asset allocation. For the plan assets invested in debt securities, we used the AA credit risk profile of the discount rate plus a 25 basis point yield premium to reflect the single A credit risk profile of our debt securities. For the remaining plan assets, we used target-weighted returns generated from current asset models. We add a ten basis point active management premium to the total rate of return because the real estate and matched portfolios are actively managed. Our actual return on plan assets was 18.9 percent in 2011.

The assumed health care cost trend rates we used to determine the expense of the postretirement benefit plan were:

For the Year 2011
Health care trend rate assumed for the next year	9.0%
Rate to which the cost trend rate is assumed to decline (ultimate trend rate)	4.5%
Year that the rate reaches the ultimate trend rate	2018

These assumed health care cost trend rates have a significant effect on the amounts reported for the postretirement benefit plans. For example, a one-percentage-point change in assumed health care cost trend rates would have the following effect:

	1 Percentage Point Increase	1 Percentage Point Decrease
	(In millions)
Increase (decrease) in:
Total service and interest cost components	$1	$(1)
Accumulated postretirement benefit obligation	10	(8)

Cash Flows

After using available credit balances we have accumulated from our voluntary, discretionary contributions in prior years, we anticipate having funding requirements under ERISA in 2012 for about $60 million. Benefits earned under the supplemental defined benefit plan are paid upon retirement, when the employee terminates, or at completion of the merger. Our supplemental defined benefit plan payments to retirees totaled $8 million in 2011.

The postretirement benefit plan is not subject to minimum regulatory funding requirements. Since the postretirement benefit plans are unfunded, the expected $8 million contribution in 2012 represents the estimated health claims to be paid for plan participants, net of retiree contributions and Medicare subsidies.

TEMPLE-INLAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

At year-end 2011, the plans are expected to make benefit payments and receive Medicare subsidies over the next ten years as follows:

	Pension Benefits		Postretirement Benefits
	Qualified	Supplemental	Benefits	Medicare Subsidies
	(In millions)
2012	$87	$6	$9	$1
2013	90	6	9	1
2014	93	5	9	1
2015	97	5	9	1
2016	100	5	9	1
2017 - 2021	536	23	40	4

Note 10 — Share-Based and Long-Term Incentive Compensation

We have shareholder approved share-based compensation plans that permit awards to key employees and non-employee directors in the form of cash-settled restricted or performance stock units, stock-settled restricted stock units, or options to purchase shares of our common stock. We also have long-term incentives for key employees in the form of fixed value awards that vest over multiple years.

We generally grant awards annually in February, and we use treasury stock to fulfill awards settled in common stock and stock option exercises.

As a result of the completion of the merger with IP on February 13, 2012 all share-based and long-term incentive awards immediately vested and were paid out.

A summary of these plans follows:

Cash-settled Restricted or Performance Units

Cash-settled restricted or performance units generally have a three-year term; vest after three years from the date of grant or the attainment of stated ROI based performance goals, generally measured over a three-year period; or if there is a change of control, such as the merger. Changes in our estimate of the attainment of stated performance goals could have a significant impact on our share-based compensation expense in any one accounting period.

A summary of activity for 2011 follows:

	Units	Weighted Average Grant Date Fair Value per Unit	Aggregate Current Value
	(In thousands)		(In millions)
Not vested beginning of year	2,627	$12
Granted	447	24
Vested	(652)	19
Forfeited	(25)	19

Not vested cash-settled units at year-end 2011	2,397	12	$76

Not vested cash-settled units at year-end 2011 subject to:
Time vesting requirements	419		$13
Performance requirements	1,978		63

	2,397		$76

Unrecognized share-based compensation expense related to non-vested cash-settled restricted and performance units was $12 million at year-end 2011 share price of $32 per share. We expect to recognize this cost over a

TEMPLE-INLAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

weighted average period of two years or completion of the merger. The fair value of units vested and to be settled in cash, including accrued dividends of $2 million, was $62 million at year-end 2011, of which $46 million is included in other current liabilities and $16 million in long-term liabilities. The fair value of awards settled in cash was $17 million in 2011. In addition, approximately one-half of our annual director compensation is paid in the form of cash-settled restricted stock units that are deferred until retirement, or change of control, such as the merger. The fair value of these units vested and to be settled in cash included in long-term liabilities was $21 million at year-end 2011.

Stock-settled Restricted Stock Units

Stock-settled restricted stock units generally vest after three years from the date of the grant upon attainment of stated ROI-based performance goals or if there is a change in control, such as the merger. There is no accelerated vesting upon retirement for these awards and cumulative dividends on these awards will be paid at the time of vesting if the stated ROI-based performance goals are met.

A summary of activity for 2011 follows:

	Units	Weighted Average Grant Date Fair Value per Unit	Aggregate Current Value
	(In thousands)		(In millions)
Not vested beginning of year	369	$20
Granted	241	24
Vested	—	—
Forfeited	—	—

Not vested stock-settled restricted units at year-end 2011	610	21	$19

Unrecognized share-based compensation expense related to non-vested stock-settled restricted units was $7 million at year-end 2011. We expect to recognize this cost over a weighted average period of two years or upon completion of the merger. Accrued cumulative dividends on these awards was $1 million at year-end 2011.

Stock Options

Stock options have a ten-year term, generally become exercisable ratably over four years and provide for accelerated or continued vesting upon retirement, death, disability, or if there is a change in control, such as the merger. Options are granted with an exercise price equal to the market value of our common stock on the date of grant.

A summary of activity for 2011 follows:

	Shares	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (Current value less exercise price)
	(In thousands)		(In years)	(In millions)
Outstanding beginning of year	7,416	$15
Granted	431	24
Exercised	(2,003)	16
Forfeited	(60)	16

Outstanding year-end 2011	5,784	16	6	$91

Exercisable year-end 2011	3,865	16	5	$59

TEMPLE-INLAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The intrinsic value of options exercised was $27 million in 2011. Unrecognized share-based compensation expense related to non-vested stock option awards was $5 million at year-end 2011. We expect to recognize this cost over a weighted average period of three years, or completion of the merger.

We estimated the fair value of the options granted using the Black-Scholes-Merton option-pricing model and the following assumptions:

For the Year 2011
Expected dividend yield	2.2%
Expected stock price volatility	65.0%
Risk-free interest rate	3.3%
Expected life of options in years	8
Weighted average estimated fair value of options at grant date	$13.40

The expected dividend yield is calculated based on our historical annual dividend payments. The expected stock price volatility is based on historical prices of our common stock for a period corresponding to the expected life of the options with appropriate consideration given to current conditions and events. The risk-free interest rate is based on U.S. Treasury securities in effect at the date of the grant of the stock options. The expected life of options is based on historical experience. We use historical data to estimate pre-vesting forfeitures stratified into two groups based on job level.

Fixed Value Cash Awards

Long-term incentive compensation expense is related to fixed value cash awards that were granted to employees in February and August 2009. These awards are not tied to our stock price. The fixed value cash awards generally vest over periods from three to six years and provide for accelerated or continued vesting upon retirement, death, disability, or if there is a change in control, such as the merger.

Unrecognized long-term incentive compensation expense related to fixed value cash awards was $3 million at year-end 2011. We expect to recognize this cost over a weighted average period of three years, or upon completion of the merger. Accrued long-term incentive compensation at year-end 2011 was $14 million, of which $11 million is included in other current liabilities and $3 million in long-term liabilities.

Share-Based and Long-Term Incentive Compensation Expense

Share-based and long-term incentive compensation expense (income) consists of:

For the Year 2011
(In millions)
Cash-settled restricted or performance stock units	$46
Stock-settled restricted stock units	4
Stock options	6

Total share-based compensation expense	56
Fixed value cash awards	5

Total share-based and long-term incentive compensation expense	$61

Share-based and long-term incentive compensation expense is included in:

For the Year 2011
(In millions)
Cost of sales	$5
Selling expense	1
General and administrative expense	55

$61

The fair value of awards granted to retirement-eligible employees and expensed at the date of grant was $4 million in 2011.

TEMPLE-INLAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Unrecognized share-based and long-term incentive compensation for all awards not vested was $27 million at year-end 2011. We expect to recognize this cost over a weighted-average period of two years or upon completion of the merger.

The fair value of all share-based and long-term incentive awards vested and to be settled in cash, including accrued dividends of $3 million in 2011, was $98 million at year-end 2011, of which $57 million is included in other current liabilities and $41 million in long-term liabilities.

Note 11 — Other Operating Income (Expense)

For the Year 2011
(In millions)
Equity in earnings of joint ventures	$2
Gain (loss) on sale or retirement of operating property and equipment	(5)
Costs and asset impairments, primarily related to box plant transformation	(34)
Bogalusa Incident costs (See Note 14)	(8)
Merger Agreement costs (See Note 3)	(20)
Litigation and other (See Note 14)	1

$(64)

We continue our efforts to enhance return on investment by lowering costs, improving operating efficiencies, and increasing asset utilization. As a result, we continue to review operations that are unable to meet return objectives and determine appropriate courses of action, including possibly consolidating and closing facilities. In 2011, in connection with the second phase of our box plant transformation initiative, we closed our box plants in Tampa, Florida, and Carol Stream and Northlake, Illinois, and began production at our new box plant in Aurora, Illinois. Costs related to box plant transformation in 2011, included a multi-employer pension plan withdrawal liability of $8 million associated with our 2010 closure of our Phoenix, Arizona box plant, asset impairment charges of $7 million, severance costs of $2 million, and other transformation related costs of $19 million, primarily related to duplicate and incremental costs associated with production affected by box plant transformation. We also recognized a $2 million gain from the sale of closed facilities.

Activity within our accruals for exit costs was:

For the Year 2011
(In millions)
Beginning of year	$—
Additions related to involuntary employee terminations	2
Cash payments related to involuntary employee terminations	(2)

Balance at year-end	$—

Note 12 — Non-Operating Income (Expense)

For the Year 2011
(In millions)
Loss on purchase and retirement of debt (See Note 5)	$(4)
Voluntary substitution costs and write-off of unamortized costs (See Note 6)	(2)
Interest and other income	1

$(5)

TEMPLE-INLAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 13 — Income Taxes

Income tax benefit (expense) on income before taxes consists of:

For the Year 2011
(In millions)
Current tax provision:
U.S. Federal	$(3)
Foreign, state and other	(7)

(10)

Deferred tax provision:
U.S. Federal	(28)
Foreign, state and other	7

(21)

Income tax benefit (expense)	$(31)

Income taxes paid, net	$(24)

Income before taxes consists of:

For the Year 2011
(In millions)
U.S.	$66
Non-U.S.	8

$74

A reconciliation of income taxes at the federal statutory rate and income tax benefit (expense) on income before taxes follows:

For the Year 2011
(In millions)
Taxes at federal statutory rate	$(26)
State, net of federal benefit	1
Domestic production activities deduction	1
Non-deductible merger agreement related and other costs	(4)
Other	(3)

$(31)

TEMPLE-INLAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Significant components of deferred taxes are:

At Year-End 2011
(In millions)

Deferred Tax Liabilities:
Property, equipment, and intangible assets	$(405)
Deferred gain on sale of timberland	(816)
U.S. taxes on unremitted foreign earnings	(21)

(1,242)

Deferred Tax Assets:
Alternative minimum tax credits	281
Cellulosic biofuel producer credits	26
Foreign and state net operating loss carry-forwards	19
Pension and postretirement benefits	227
Employee benefits	79
Accruals not deductible until paid	38
Other	24

Gross deferred tax assets	694
Less valuation allowance	(15)

679

Net Deferred Tax Liability	$(563)

The net deferred tax liability is classified on our balance sheet as follows:

At Year-End 2011
(In millions)
Current deferred tax assets	$122
Non-current deferred tax liabilities	(685)

Net deferred tax liability	$(563)

Our deferred taxes on timberlands and our alternative minimum tax credits primarily relate to the gain on the sale of our strategic timberland, which was deferred for income tax purposes. Our alternative minimum tax credits can be carried forward indefinitely. Our cellulosic biofuel producer credits will expire in 2015. Our foreign and state net operating loss carry-forwards and credits will expire from 2012 through 2028. A valuation allowance is provided for certain of these foreign and state net operating loss carry-forwards and credits.

We file U.S. federal income tax returns and income tax returns in various states and foreign jurisdictions. In 2009, the Internal Revenue Service opened an examination of our 2006 through 2008 income tax returns. This examination is proceeding. We are no longer subject to examination by state or foreign tax authorities for years before 2000. We have various income tax audits in process at year-end 2011, and we do not expect that the resolution of these matters will have a significant effect on our earnings or financial position.

A reconciliation of unrecognized tax benefits follows:

For the Year 2011
(In millions)
Beginning of year	$105
Additions based on tax positions related to the current year	—
Reductions for tax positions of prior years	(1)

Balance at year-end	$104

Of the $104 million of unrecognized tax benefits at year-end 2011, $92 million would affect our effective tax rate if recognized. Interest accrued related to unrecognized tax benefits is included in income tax expense. Accrued interest on unrecognized tax benefits was $4 million at year-end 2011. We do not expect material changes to our tax reserve during the next 12 months.

TEMPLE-INLAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 14 — Litigation

We are involved in various legal proceedings that arise from time to time in the ordinary course of doing business and believe that adequate reserves have been established for any probable losses. Expenses related to litigation are included in operating income.

On September 9, 2010, we were one of eight containerboard producers named as defendants in a class action complaint that alleged a civil violation of Section 1 of the Sherman Act. The suit is captioned Kleen Products LLC v. Packaging Corp. of America (N.D. Ill.). The complaint alleges that the defendants, beginning in August 2005, conspired to limit the supply and thereby increase prices of containerboard products. The alleged class is all persons who purchased containerboard products directly from any defendant for use or delivery in the United States during the period August 2005 to November 2010. The complaint seeks to recover an unspecified amount of treble actual damages and attorney’s fees on behalf of the purported class. Four similar complaints were filed and have been consolidated in the Northern District of Illinois. We dispute the allegations made against us and intend to defend vigorously against this litigation. However, because this action is in its preliminary stages, we are unable to predict an outcome or estimate a range of reasonably possible loss. There were no significant developments in this litigation in 2011.

The Company is a defendant in a lawsuit filed in the United States District Court for the Northern District of Texas captioned Tepper v. Temple-Inland Inc., (filed August 22, 2011). This lawsuit is brought on behalf of certain creditors of Guaranty Financial Group by the liquidating trustee and alleges, among other things, that the Company and certain of its affiliates, officers, and directors caused the failure of Guaranty Financial Group and its wholly-owned subsidiary, Guaranty Bank, and asserts various claims related to the failure. Among the claims made are alleged breaches of fiduciary duties by the individual defendants related to (1) Guaranty Financial Group’s payment of dividends in 2006 and early 2007 and (2) Guaranty Financial Group’s transfers of real property to subsidiaries of the Company for allegedly inadequate consideration in December 2005 and in late 2007. Claims are also made against the Company based on allegations that those transactions were fraudulent transfers. We believe all of the claims made in the lawsuit are without merit, and we intend to defend them vigorously.

The Company is also a defendant in a lawsuit captioned North Port Firefighters’ Pension v. Temple-Inland Inc., filed on November 11, 2011 in the United States District Court for the Northern District of Texas. The lawsuit alleges a class action against the Company and certain individual defendants contending that the Company misrepresented the financial condition of Guaranty Financial Group during the period December 12, 2007 through August 24, 2009. The Company distributed the stock of Guaranty Financial Group to its shareholders on December 28, 2007, after which Guaranty Financial Group was an independent, publicly held company. The action is pled as a securities claim on behalf of persons who acquired Guaranty Financial Group stock during the putative class period. The action is largely based on allegations of fact that are substantially similar to factual allegations made in the Tepper litigation. We believe the claims made in this lawsuit are without merit, and we intend to defend them vigorously.

Each of the individual defendants in both the Tepper litigation and the North Port litigation has requested advancement of their costs of defense from the Company and has asserted a right to indemnification under indemnification rights granted by the Company. The Company is advancing costs of defense which have been expensed as incurred and believes that all or part of these costs and any damages awarded against the individual defendants and covered by the Company indemnity will be covered losses under the Company’s directors and officers insurance. The carriers under the applicable policies have been notified of the claims and each has responded with a reservation of rights letter.

On Saturday, August 13, 2011, we received predictive test results at our Bogalusa, Louisiana paper mill indicating that Biochemical Oxygen Demand (BOD) limits for permitted discharge from the wastewater treatment pond into the Pearl River would be exceeded after an upset condition in an evaporator at the mill and confirmed reports of a fish kill on the Pearl River (the “Bogalusa Incident”). We promptly initiated a full mill shut down, notified the Louisiana Department of Environmental Quality (LDEQ) of the situation and took corrective actions to restore the water quality of the river. On September 2, 2011, we restarted our Bogalusa mill operations upon

TEMPLE-INLAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

receiving approval from the LDEQ. We incurred $6 million in costs related to these clean-up activities. The LDEQ, the Mississippi DEQ, and other regulatory agencies in those states have each given a notice of intent to levy penalties and recover restitution damages resulting from the Bogalusa Incident. To date, we have settled for a total of about $1 million the known claims of the Mississippi regulatory agencies and the Louisiana Fish and Wildlife Department (“LDWF”), but the settlement with the LDWF for restitution damages related to the Bogalusa Incident is being challenged in the state district court for Washington Parish, Louisiana in a suit brought by the district attorney for Washington Parish. We believe that the claims made in the Washington Parish lawsuit are without merit, and we intend to defend them vigorously.

The U.S. Attorney’s Office in New Orleans has issued a grand jury subpoena and EPA and various state agencies have initiated investigations into the Bogalusa Incident that are not resolved by the settlements described above. We estimated and recognized our potential fines or penalties that still may be levied against us in connection with the Bogalusa Incident, to be about $1 million. We have been named as a defendant in 18 civil lawsuits related to the Bogalusa Incident. Fifteen of these civil cases were filed in Louisiana state court and have been removed and consolidated in an action pending in the U.S. District Court for the Eastern District of Louisiana along with a civil case originally filed in that court styled McGehee v. TIN Inc. (filed September 20, 2011). The other two civil cases are the suit filed by the district attorney for Washington Parish and a suit pending in U.S. District Court for the Southern District of Mississippi, Prestenbach v. TIN Inc. (filed October 11, 2011). Additional lawsuits may be filed in connection with the Bogalusa Incident following the date of this report. At this early stage, we are not able to estimate any potential loss from these proceedings. However, we believe most of the claims have no merit, and we are defending them vigorously.

In 2011, we reversed $3 million in litigation reserves related to alleged violations of the California on duty meal break laws. This reversal was based on the settlement of existing cases, a review of our operational practices, and an examination of the statute of limitations.

We do not believe that the outcome of any of these matters should have a significant adverse effect on our financial position, long-term results of operations, or cash flows. It is possible however that charges related to these matters could be significant to our results or cash flows in any one accounting period.

Note 15 — Commitments and Other Contingencies

We lease manufacturing and other facilities and equipment under operating lease agreements. Future minimum rental commitments under non-cancelable operating leases having a remaining term in excess of one year are:

	For the Year
	2012	2013	2014	2015	2016	Thereafter
	(In millions)
Future minimum rental commitments	$37	$30	$18	$23	$15	$30

Total rent expense was $47 million in 2011. In 2007, we recorded an impairment charge related to a long-term operating lease. This charge did not affect our continuing obligations under the lease, including paying rent and maintaining the equipment. The present value of the future payments is included on our balance sheet, of which $7 million is included in current liabilities and $36 million in other long-term liabilities at year-end 2011.

We also lease two production facilities under sale-lease back transactions with two municipalities. The municipalities purchased the production facilities from us in 1992 and 1995 for $188 million, our carrying value, and we leased the facilities back from the municipalities under capital lease agreements, which expire in 2022 and 2025. Concurrently, we purchased $188 million of interest-bearing bonds issued by these municipalities. The bonds have terms that are identical to the lease terms, are secured by payments under the capital lease obligations, and the municipalities are obligated only to the extent the underlying lease payments are made by us. The interest rates implicit in the leases are the same as the interest rates on the bonds. As a result, the present value of the capital lease obligations is $188 million, the same as the principal amount of the bonds. Because there is no legal right of offset, the bonds are included in other assets at their cost of $188 million and the $188 million present value of the capital lease obligations are included in other long-term liabilities. The implicit interest expense on the leases and the interest income on the bonds are included in other non-operating income (expense). There is no net effect from these transactions as we are in substance both the obligor on, and the holder of, the bonds.

TEMPLE-INLAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

At year-end 2011, we had unconditional purchase obligations, principally for sawtimber, pulpwood, gypsum, and to a lesser extent major capital expenditures, aggregating $1.5 billion that will be paid over the next twenty-one years. This includes $1.2 billion related to fiber supply agreements for pulpwood and sawtimber. These purchase obligations are valued using minimum required purchase commitments at year-end 2011 market prices. However, our actual purchases may exceed our minimum commitments and will be at the then current market prices. Through year-end 2011, our purchases under these contracts have exceeded the minimum requirements. As a result, we have no liability for unfulfilled commitments.

In connection with our Del-Tin joint venture operation, we have guaranteed debt of $15 million at year-end 2011. Generally we would fund this guarantee for lack of specific performance by the joint venture, such as non-payment of debt.

Note 16 — Fair Values and Fair Value Measurements of Financial Instruments

Fair value measures are classified into a three-tiered fair value hierarchy, which prioritizes the inputs used in measuring fair values as follows:

Level 1	—	Observable inputs such as quoted prices in active markets

Level 2	—	Inputs, other than quoted prices in active markets, which are observable either directly or indirectly

Level 3	—	Unobservable inputs in which there is little or no market data, which require a reporting entity to develop its own assumptions

Assets and liabilities measured at fair value are based on one or more of the following valuation techniques:

Market approach

Market approach	—	Prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.
Cost approach	—	Amount that would be required to replace the service capacity of an asset (replacement cost).
Income approach	—	Techniques to convert future amounts to a single present amount based on market expectations (including present-value techniques, option-pricing and excess earning models).

We elected not to use the fair value option for cash and cash equivalents, accounts receivable, other current assets, accounts payable, other current liabilities, long-term debt, and financial assets and nonrecourse financial liabilities of special purpose entities. With the exception of long-term debt, the carrying amounts of these financial instruments approximate their fair values due to their short-term nature or variable interest rates.

Information about our fixed rate long-term debt that is not measured at fair value follows:

	At Year-End 2011
	Carrying Value	Fair Value	Valuation Technique
Financial Liabilities
Fixed rate, long-term debt	$490	$542	Level 2 - Market approach

Differences between carrying value and fair value of our long-term debt are primarily due to instruments that provide fixed interest rates or contain fixed interest rate elements. Inherently, such instruments are subject to fluctuations in fair value due to subsequent movements in interest rates. At year-end 2011, we had guaranteed joint venture obligations principally related to fixed-rate debt instruments totaling $15 million. The estimated fair value of these guarantees is not significant.

TEMPLE-INLAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 17 — Earnings per Share

We compute earnings per share by dividing income by weighted average shares outstanding using the following:

For the Year 2011
(In millions)
Earnings for basic and diluted earnings per share:
Net income	$43
Less: Distributed and undistributed amounts allocated to participating securities	—

43
Less: Net income attributable to non-controlling interest of special purpose entities	—

Net income available to common shareholders	$43

Weighted average shares outstanding:
Weighted average shares outstanding — basic	109.0
Dilutive effect of stock options	2.3

Weighted average shares outstanding — diluted	111.3

Participating securities include unvested cash-settled restricted stock units issued to employees that contain non-forfeitable rights to dividends. These units are scheduled to vest in first quarter 2011. There are no participating securities outstanding at year-end 2011.

At year-end 2011, none of the stock options outstanding held by our employees or by employees of spun-off entities were anti-dilutive.

Certain employees of our spun-off entities participated in our employee stock option program. Following the spin-offs, these employees retained stock option rights associated with our stock. These stock options will remain a consideration in our dilutive effect of stock options until they are exercised, cancelled or expire. Information regarding options held by employees of spun-off entities follows:

At Year-End 2011
(Shares in thousands)
Options held	156
Options exercisable	156
Weighted average exercise price	$20
Weighted average remaining contractual term (in years)	4

Note 18 — Segment Information

We have two business segments: corrugated packaging and building products. Corrugated packaging manufactures linerboard, corrugating medium, and white-top linerboard (collectively referred to as containerboard), that we convert into corrugated packaging and light-weight gypsum facing paper. Building products manufactures a variety of building products.

We evaluate segment performance based on operating income before items not included in segments and income taxes. Items not included in segments represent items managed on a company-wide basis and include corporate general and administrative expense, share-based and long-term incentive compensation, other operating and non-operating income (expense), and interest expense. Other operating income (expense) includes gain or loss on sale of assets, asset impairments, and unusual income or expense. The accounting policies of the segments are the same as those described in the accounting policy notes to the financial statements. Intersegment sales are recorded at market prices. Intersegment sales and business support expense allocations are netted in costs and expenses.

TEMPLE-INLAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

	Corrugated Packaging	Building Products	Items Not Included in Segments and Eliminations		Total
	(In millions)
For the year or at year-end 2011:
Revenues from external customers	$3,285	$676	$—		$3,961
Depreciation and amortization	150	38	6		194
Equity income from joint ventures	2	—	—		2
Income (loss) before taxes	355	(30)	(251	) (a)	74
Total assets	2,499	514	2,931		5,944
Investment in joint ventures	4	22	—		26
Goodwill	265	129	—		394
Capital expenditures	208	17	3		228

(a)	Items not included in segments consist of:

For the Year 2011
(In millions)
General and administrative expense	$(66)
Share-based and long-term incentive compensation	(61)
Other operating income (expense)	(61)
Other non-operating income (expense)	(5)
Net interest income on financial assets and nonrecourse financial liabilities of special purpose entities	(14)
Interest expense on debt	(44)

$(251)

Other operating income (expense) applies to:
Corrugated packaging	$(39)
Building products	—
Unallocated	(22)

$(61)

Revenues and property and equipment based on geographic location were:

For the Year 2011
(In millions)
Revenues from external customers:
United States	$3,727
Mexico	234

$3,961

At Year-End 2011
(In millions)
Property and Equipment:
United States	$1,622
Mexico	25

$1,647

TEMPLE-INLAND INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Note 19 — Summary of Quarterly Results of Operations (Unaudited)

Selected quarterly financial results for 2011 follows:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In millions, except per share)

Total revenues	$995	$1,016	$974	$976
Gross profit	$135	$131	$120	$110
Net income attributable to Temple-Inland Inc. (a)	$16	$19	$6	$2
Earnings per share:
Basic	$0.15	$0.18	$0.05	$0.02
Diluted	$0.15	$0.17	$0.05	$0.02

(a)	Net income attributable to Temple-Inland Inc. includes the following items:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In millions)
Other operating income (expense):
Costs and asset impairments, primarily related to box plant transformation	$(9)	$(7)	$(10)	$(8)
Bogalusa Incident costs	—	—	(5)	(3)
Litigation and other	—	3	—	(2)
Merger Agreement costs	—	(2)	(8)	(10)

	$(9)	$(6)	$(23)	$(23)

Other non-operating income (expense):
Loss on purchase and retirement of debt	$(4)	—	—	—
Voluntary substitution costs	—	—	(1)	—
Write-off of unamortized costs related to standby agreement	—	—	—	(1)
Interest and other income	—	—	—	1

	$(4)	$—	$(1)	$—

Note 20 — Subsequent Events

We have evaluated events subsequent to the year ended December 31, 2011 through February 27, 2012.

On January 23, 2012, the credit ratings of Société Genéralé were downgraded below the required minimums. As a result, on February 13, 2012, we terminated our agreement with Société Genéralé, and replaced the letters of credit totaling $506 million issued by Société Genéralé with letters of credit issued by N.V. Bank Nederlandse Gemeenten. See Note 6.

On February 10, 2012, the Department of Justice approved the merger with IP with certain asset divestiture requirements and on February 13, 2012, the merger was completed. Temple-Inland is now a wholly owned subsidiary of International Paper. See Note 3 for further information on merger related costs. As a result of the completion of the merger with IP on February 13, 2012 our existing $680 million in committed credit agreements, which includes a $600 million revolving credit facility and $80 million of other committed credit agreements that mature in 2014, were terminated. In addition, in connection with the completion of the merger with IP, our $250 million accounts receivable securitization facility, which would have been terminated due to the merger, was amended to mature on February 13, 2013. See Note 5.